                                                                 Exhibit 16(c)



                                                             HIGHLY CONFIDENTIAL

                                JANUARY 26, 2004

                                 [UNI-MART LOGO]

                          FAIRNESS OPINION PRESENTATION

                          Boenning & Scattergood, Inc.
                4 Tower Bridge, 200 Barr Harbor Drive, Suite 300
                        West Conshohocken, PA 19428-2979
                               Phone: 610-832-1212
                                Fax: 610-832-5301
                         www.boenningandscattergood.com
                              Member NASD and SIPC

                                     BOENNING & SCATTERGOOD, INC.
                                     -------------------------------------------
                                                                ESTABLISHED 1914
                                                              INVESTMENT BANKING

TABLE OF CONTENTS

                    SECTION                                             PAGE
--------------------------------------------------                      ----
I.   Transaction & Engagement Overview                                   2
II.  Company Overview                                                    6
III. Considerations                                                      21
        1.   Comparable Company Analysis
        2.   Comparable Transactions Analysis
        3.   Discounted Cash Flow Analysis
        4.   Financial Sponsor Analysis
        5.   Premiums Paid Analysis
        6.   Liquidation Analysis
     Appendix A - Form of Opinion
     Appendix B - Comparable Company Descriptions

[UNI-MART LOGO]                        1            BOENNING & SCATTERGOOD, INC.

                                                                           TAB I

                            TRANSACTION & ENGAGEMENT
                                    OVERVIEW

[UNI-MART LOGO]                        2            BOENNING & SCATTERGOOD, INC.

TRANSACTION OVERVIEW

- In May 2003, Boenning & Scattergood, Inc. ("Boenning") was retained by the Ad Hoc Committee of the Board of Directors (the "Committee") of Uni-Marts, Inc. ("Uni-Marts" or the "Company") to provide a written opinion to the Committee as to the fairness, from a financial point of view, of an offer that was received from HFL Corporation. HFL Corporation is an entity that is controlled by certain insiders of Uni-Marts. Ultimately the proposed transaction was terminated.

- Uni-Marts has received an offer (the "Offer") to be acquired by [BUYING GROUP]. [BUYING GROUP] is 60% owned by insiders including Chairman Henry Sahakian and Director Daniel Sahakian.

-     Boenning understands the material terms of the Offer to be as follows:

      - [BUYING GROUP] will acquire all of the outstanding stock of Uni-Marts for $2.25 in cash except for those shares held by shareholders of [BUYING GROUP].

      - Option holders who own Uni-Marts options with strike prices less than $2.25 per share will receive $2.25 less the strike price of their options in cash for each option they own.

- Boenning formed its opinion based on the terms of the transaction as outlined in a draft of the Agreement and Plan of Merger provided to it on January 23, 2004.

[UNI-MART LOGO]                        3            BOENNING & SCATTERGOOD, INC.

TRANSACTION SUMMARY

      The Offer from [BUYING GROUP] implies an equity value of $18.4 MM and an enterprise value of $89.8 MM.

ANALYSIS OF OFFER(a):


                                                                   NUMBER          OFFER
($ ACTUAL)                                                       OUTSTANDING       PRICE         VALUE
------------------------------------------------------------     -----------       ------     ------------
VALUE OF EQUITY:
     Common Shares Outstanding                                    7,202,979        $ 2.25     $ 16,206,703
     "In the Money" Options Outstanding                             977,333        $ 2.25        2,198,999
                                                                  ---------                   ------------
      Total Equity Value                                          8,180,312                   $ 18,405,702
VALUE OF DEBT:
     Revolving Credit                                                                         $  7,875,314
     Current Maturities of Long-Term Debt                                                       35,852,731
     Current Obligations Under Capital Leases                                                       94,577
     Long-Term Debt, Less Current Maturities                                                    34,398,464
     Obligations Under Capital Leases, Less Current Maturities                                      87,721
     Cash on Balance Sheet                                                                      (5,184,965)
     Cash from Exercise of Options                                                              (1,745,141)
                                                                                              ------------
      Net Debt                                                                                $ 71,378,701
                                                                                              ------------
ENTERPRISE VALUE                                                                              $ 89,784,403

MULTIPLES ANALYSIS:

                                            LTM       BUDGET
YEAR ENDED                                1/1/2004   9/30/2004
--------------------------------------------------------------
EQUITY MULTIPLES:
    Net Income Multiple                       NM          NM
    Book Value Multiple                     0.9x        1.0x
ENTERPRISE VALUE MULTIPLES:
    Revenue Multiple                        0.2x        0.2x
    EBITDA  Multiple                        7.9x        9.8x
    EBIT Multiple                          16.9x       19.7x

(a) All values based on data as of January 1, 2004 unless noted.

[UNI-MART LOGO]                        4            BOENNING & SCATTERGOOD, INC.

ANALYSIS OVERVIEW

Boenning considered the following when evaluating the fairness of the Offer:

      - COMPARABLE COMPANY ANALYSIS - The financial performance and market valuations of North American publicly held companies considered comparable to Uni-Marts.

      - COMPARABLE TRANSACTIONS ANALYSIS - The valuations implied by recent transactions of selling operators of U.S. convenience store companies (and block sales of stores) considered comparable to Uni-Marts.

      - DISCOUNTED CASH FLOW ANALYSIS - The value of the Company implied by management's expected future earnings, discounted back to present.

      - FINANCIAL SPONSOR ANALYSIS - Rates of return a financial sponsor may receive based on Uni-Marts' balance sheet, market levels of funded debt to equity and management projections.

      - PREMIUMS PAID ANALYSIS - The premium to the prevailing market price implied by recent acquisitions of public companies of comparable equity value to Uni-Marts.

      - LIQUIDATION ANALYSIS - The amount of financial consideration that could be distributed to shareholders if Uni-Marts was liquidated.

      - OTHER - Other industry and Company specific factors considered relevant.

[UNI-MART LOGO]                        5            BOENNING & SCATTERGOOD, INC.

                                                                          TAB II

                                COMPANY OVERVIEW

[UNI-MART LOGO]                        6            BOENNING & SCATTERGOOD, INC.

COMPANY OVERVIEW

Based in State College, PA, Uni-Marts is an operator of convenience stores and discount tobacco stores. The following information is as of January 1, 2004.

      - The Company operates 286 stores (223 convenience stores operating under the Uni-Marts name and 63 discount tobacco stores operating under the Choice Cigarette Discount Outlet name) in primarily small towns and rural parts of Pennsylvania, New York, Delaware, Maryland and Virginia.

      - Revenue is derived from sales of merchandise (such as dry grocery items, health and beauty aids, newspapers and magazines, dairy products, candy, frozen foods, beverages, tobacco products, novelty items, fountain drinks and freshly-ground coffee and cappuccino products) and gasoline, which is sold at 235 stores.

      - The Company employs approximately 2,450 people, 1,330 on a full-time basis.

      - The Company owns 1 administrative office, 167 store locations and 1 gasoline service station. The Company leases 6 administrative properties and 14 store locations from affiliated parties. The additional 105 store locations are leased from unaffiliated parties.

      - The Company's shares are quoted on the American Stock Exchange under the ticker "UNI" and the Company has not paid cash dividends since 1997.

[UNI-MART LOGO]                        7            BOENNING & SCATTERGOOD, INC.

COMPANY OBSERVATIONS

      - The convenience store industry has faced significant challenges in the last few years:

                  - Although industry revenues have continued to increase as gas prices and the cost of tobacco products have increased, industry pretax profits have declined from $4.774 billion in 1999 to $2.615 billion in 2002 (45%)
                        as a result of higher operating costs and decreasing margins(a)

                  - As profitability has declined, several convenience store companies have faced liquidity crises and/or filed for bankruptcy (Swiftly Serve, Dairy Mart, Fas Mart, Clark)

      - Industry trends have impacted Uni-Marts with declining average margins in two of the Company's significant product lines (gas and tobacco), decreasing the Company's cash flow available to service debt and invest in capital expenditures.

      - In January 2004, the Commonwealth of Pennsylvania increased the tax on cigarettes by $0.35 per pack. Management has indicated that this may cause some customers to seek other lower cost distributors of cigarettes including online merchants, vendors in neighboring states and stores on Indian reservations.

      - In addition to the declining performance, expansion and acquisition have increased the Company's debt load from its late 1990's level of 50% - 60% of total capital to ~ 80% of total capital.

      - In an effort to reduce its debt burden, the Company developed a strategic plan to divest 100+ stores. A formal process was undertaken in 2002.

      - Current lenders, Provident Bank and GE Capital Franchise Finance Corporation, have continued to work with the Company on current terms based on their acceptance of the Company's strategic plan and their understanding that the Company may pursue a sale of the entire Company.

(a) National Association of Convenience Stores 2003 State of the Industry Report

[UNI-MART LOGO]                        8            BOENNING & SCATTERGOOD, INC.

      - While the formal divestiture process did not yield a transaction, a series of conversations led to the public announcement of a transaction with HFL Corporation (a company controlled by certain insiders of Uni-Marts) to acquire the Company in June 2003. This transaction was later terminated.

      - A second transaction was considered by the Company in the 1st quarter of 2004 for $1.87 per share in cash. The sides failed to reach agreement and the transaction did not occur.

      - Within the last few quarters, vendors, such as Stroehmann Bakeries, L.C., Pepsico, Inc., McLane Company, Inc. and Exxon Mobil Corp., have either terminated their relationships with the Company or have had discussions regarding tightening the terms of their relationships.

      - In the 4th quarter of 2003 and the 1st quarter of 2004, results were impacted by abnormally high margins on gasoline, which management believes is not a sustainable trend, and a decrease in depreciation expense resulting from the reclassification of certain properties to held for sale.

      - Utilizing historical gasoline margins in its budgeting, management estimates that the Company will approach its credit limits and may violate covenants under its existing credit facilities during the current fiscal year.

      - If the proposed transaction or a successful implementation of the divestiture plan does not occur, management has indicated that the Company's auditors may want to discuss the Company's ability to operate as a going concern in the upcoming financial quarters.

[UNI-MART LOGO]                        9            BOENNING & SCATTERGOOD, INC.

FINANCIAL SUMMARY

($ IN THOUSANDS)

      NET SALES

     [BAR CHART]

1999       $252,306
2000       $348,704
2001       $422,266
2002       $409,501
2003       $458,479
2004B      $445,366

      EBITDA

    [BAR CHART]

1999       $ 6,735
2000       $13,725
2001       $16,685
2002       $12,704
2003       $11,196
2004B      $ 9,142

      EBIT

   [BAR CHART]

1999       $   767
2000       $ 7,073
2001       $ 8,545
2002       $ 4,447
2003       $ 4,247
2004B      $ 4,547

     NET INCOME

    [BAR CHART]

1999       ($ 2,236)
2000        $   880
2001        $   451
2002       ($ 1,317)
2003       ($ 2,079)
2004B      ($ 1,495)

Sources: Company reports and management projections

[UNI-MART LOGO]                        10           BOENNING & SCATTERGOOD, INC.

FINANCIAL OVERVIEW

GALLONS OF GAS SOLD PER STORE

   (GALLONS IN THOUSANDS)

        [BAR CHART]

Q1 '99            160
Q2 '99            150

Q3 '99            155
Q4 '99            154

Q1 '00            163
Q2 '00            145

Q3 '00            174
Q4 '00            188

Q1 '01            192
Q2 '01            173

Q3 '01            185
Q4 '01            184

Q1 '02            190
Q2 '02            172

Q3 '02            189
Q4 '02            183

Q1 '03            189
Q2 '03            168

Q3 '03            188
Q4 '03            187

Q1 '04            185

GASOLINE GROSS PROFIT MARGINS

       [LINE GRAPH]

Q1 '99            14.3%
Q2 '99            14.7%

Q3 '99            11.7%
Q4 '99            10.0%

Q1 '00            10.9%
Q2 '00             9.0%

Q3 '00             8.9%
Q4 '00             9.6%

Q1 '01            10.0%
Q2 '01             9.5%

Q3 '01            10.6%
Q4 '01            11.3%

Q1 '02            11.1%
Q2 '02            11.5%

Q3 '02             9.1%
Q4 '02             8.5%

Q1 '03             8.6%
Q2 '03             8.8%

Q3 '03 (a)         7.4%
Q4 '03             7.4%

Q1 '04 (a)         8.0%

MERCHANDISE SALES PER STORE

       (IN THOUSANDS)

        [BAR CHART]

Q1 '99            129
Q2 '99            131

Q3 '99            145
Q4 '99            152

Q1 '00            143
Q2 '00            139

Q3 '00            162
Q4 '00            176

Q1 '01            169
Q2 '01            158

Q3 '01            179
Q4 '01            177

Q1 '02            187
Q2 '02            173

Q3 '02            193
Q4 '02            200

Q1 '03            190
Q2 '03            173

Q3 '03            195
Q4 '04            198

Q1 '04            194

MERCHANDISE GROSS PROFIT MARGINS

       [LINE GRAPH]

Q1 '99            37.1%
Q2 '99            33.8%

Q3 '99            35.2%
Q4 '99            36.0%

Q1 '00            34.3%
Q2 '00            33.1%

Q3 '00            33.1%
Q4 '00            33.1%

Q1 '01            33.2%
Q2 '01            32.4%

Q3 '01            32.1%
Q4 '01            31.7%

Q1 '02            31.6%
Q2 '02            30.5%

Q3 '02            30.5%
Q4 '02            29.0%

Q1 '03            30.8%
Q2 '03            30.0%

Q3 '03 (a)        30.0%
Q4 '03            29.7%

Q1 '04 (a)        30.5%

(a) Beginning in Q3 2003 margins do not reflect operations of stores listed as discontinued operations (122 as of 1/1/04). Since Jun. '03, the Company has included gasoline taxes in revenue and COGS.

Sources: Company and Company reports

[UNI-MART LOGO]                        11           BOENNING & SCATTERGOOD, INC.

HISTORICAL AND BUDGETED INCOME STATEMENT

($ IN THOUSANDS)                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------------
                                     1999         2000          2001           2002           2003(a)
                                  ----------  -----------    -----------    ----------      ----------
Merchandise Sales                 $  146,718  $   172,209    $   204,580    $  226,030      $  222,624
Gasoline Sales                       103,418      174,586        215,796       181,600         234,216
Other Income                           2,170        1,909          1,890         1,871           1,639
                                  ----------  -----------    -----------    ----------      ----------
SALES                             $  252,306  $   348,704    $   422,266    $  409,501      $  458,479
% Growth                                (5.3%)       38.2%          21.1%         (3.0%)          12.0%
Cost of Sales                        185,285      272,754        332,003       320,776         371,371
                                  ----------  -----------    -----------    ----------      ----------
GROSS PROFIT                      $   67,021  $    75,950    $    90,263    $   88,725      $   87,108
Gross Margin                            26.6%        21.8%          21.4%         21.7%           19.0%
Selling                               52,569       55,334         66,260        67,995          68,292
General and Administrative             7,509        6,731          7,264         8,026           7,621
Depreciation and Amortization          5,968        6,652          8,140         8,257           6,948
Provision for Loss on Disposal             -            -              -             -               -
Provision for Asset Impairment           208          160             54             -               -
                                  ----------  -----------    -----------    ----------      ----------
EBIT                              $      767  $     7,073    $     8,545    $    4,447      $    4,247
EBIT Margin                              0.3%         2.0%           2.0%          1.1%            0.9%
Interest Expense                       3,951        5,621          7,797         6,726           6,341
Profit Before Taxes              ($    3,184) $     1,452    $       748   ($    2,279)    ($    2,093)
Income Taxes                            (948)         572            297          (962)            (15)
                                  ----------  -----------    -----------    ----------      ----------
NET INCOME                       ($    2,236) $       880    $       451   ($    1,317)    ($    2,079) (b)
                                  ==========  ===========    ===========    ==========      ==========
Wtd. Avg. Shares                   6,887,000    6,989,000      7,053,000     7,099,000       7,165,321
Earnings Per Share               ($     0.32) $      0.13    $      0.06   ($     0.19)    ($     0.29)
EBIT                              $      767  $     7,073    $     8,545    $    4,447      $    4,247
Depreciation and Amortization          5,968        6,652          8,140         8,257           6,948
Extraordinary Expense                      -            -              -             -               -
                                  ----------  -----------    -----------    ----------      ----------
EBITDA                            $    6,735  $    13,725    $    16,685    $   12,704      $   11,196
EBITDA Margin                            2.7%         3.9%           4.0%          3.1%            2.4%

Stores (At Period End)                   246          291            293           295             292

($ IN THOUSAND)
                                  5 YEAR         LTM JAN. 1,            BUDGET FYE SEP. 30
                                   CAGR           2004 (a)                   2004(a)
                                  ------         ----------             ------------------
Merchandise Sales                  11.0%         $  221,477                $  221,413
Gasoline Sales                     22.7%            248,126                   222,271
Other Income                       (6.8%)             1,539                     1,682
                                                 ----------                ----------
SALES                              16.1%         $  471,142                $  445,366
% Growth                                               12.1%                     (2.9%)
Cost of Sales                      19.0%            384,215                   361,842
                                                 ----------                ----------
GROSS PROFIT                        6.8%         $   86,926                $   83,524
Gross Margin                                           18.5%                     18.8%
Selling                             6.8%             67,586                    67,241
General and Administrative          0.4%              7,917                     7,142
Depreciation and Amortization       3.9%              6,123                     4,595
Provision for Loss on Disposal       NM                   -                         -
Provision for Asset Impairment       NM                   -                         -
                                                 ----------                ----------
EBIT                               53.4%         $    5,300                $    4,547
EBIT Margin                                             1.1%                      1.0%
Interest Expense                   12.6%              6,237                     6,121
Profit Before Taxes                  NM         ($      937)              ($    1,574)
Income Taxes                         NM                  10                       (79)
                                                 ----------                ----------
NET INCOME                           NM         ($      947) (b)          ($    1,495)
                                                 ==========                ==========
Wtd. Avg. Shares                    1.0%          7,181,762                 7,190,000
Earnings Per Share                   NM         ($     0.13)              ($     0.21)
EBIT                               53.4%         $    5,300                $    4,547
Depreciation and Amortization       3.9%              6,123                     4,595
Extraordinary Expense                NM                   -                         -
                                                 ----------                ----------
EBITDA                             13.5%         $   11,423                $    9,142
EBITDA Margin                                           2.4%                      2.1%

Stores (At Period End)              4.4%                286                       286

(a) Considers stores classified as discontinued operations during Q3 2003.

(b) Does not consider one-time expense relating to a change in accounting principles.

Sources: Company reports and management estimates.

[UNI-MART LOGO]                        12          BOENNING & SCATTERGOOD, INC.

HISTORICAL BALANCE SHEETS

($ IN THOUSANDS)                                             AS OF SEPTEMBER 30,
                                             ----------------------------------------------------  JANUARY 1,
                                               1999       2000       2001       2002       2003       2004
                                             --------   --------   --------   --------   --------  ----------
CURRENT ASSETS
Cash                                         $  1,944   $  7,882   $  5,075   $  6,501   $  6,619   $  5,185
Accounts Receivable                             2,525      6,106      7,305      8,324      6,186      5,665
Inventories                                    11,737     16,236     18,471     20,859     20,167     19,196
Prepaid and Current Deferred Taxes              2,079      1,856      1,672      1,494         57         41
Property and Equipment Held for Sale            1,411      1,603      3,137      1,098     41,024     40,496
Prepaid Expenses and Other                      1,099      1,205      1,265      1,137      1,317      1,029
Loan Due from Officer, Current Portion             60         60          -          -          -          -
                                             --------   --------   --------   --------   --------   --------
Total Current Assets                           20,856     34,948     36,925     39,413     75,370     71,610

NON-CURRENT ASSETS
Net Property, Equipment and  Improvements      61,713    100,701    103,488     98,037     51,083     50,386
Loan Due from Officer                             480        420        420        360          -          -
Intangible Assets                               3,943      7,137      6,689      6,235        385        287
Other Assets                                    1,483      1,031      1,108      1,100      1,123      1,111
                                             --------   --------   --------   --------   --------   --------
Total Non-Current Assets                       67,619    109,289    111,705    105,732     52,591     51,784
                                             ========   ========   ========   ========   ========   ========
Total Assets                                   88,475    144,237    148,630    145,145    127,961    123,395

CURRENT LIABILITIES
Accounts Payable                               10,967     18,400     16,239     17,811     19,056     13,245
Gas Taxes Payable                               2,183      3,399      3,360      3,460         45          0
Accrued Expenses                                5,223      7,029      6,820      7,207      7,425      7,217
Revolving Credit                                1,800          -          -      5,867      5,705      7,875
Current Maturities of Long-Term Debt              959      2,233      2,920      3,212     36,934     35,853
Current Obligations Under Capital Leases          264        386        391        113        122         95
                                             --------   --------   --------   --------   --------   --------
Total Current Liabilities                      21,397     31,447     29,730     37,670     69,287     64,284

NON CURRENT LIABILITIES
Long-Term Debt, Less Current                   33,265     74,220     80,912     71,912     34,358     34,398
 Maturities
Obligations Under Capital Leases, Less            876        786        361        214         92         88
Current Maturities
Deferred Taxes                                  2,562      2,956      2,917      1,797          0          0
Deferred Income and Other Liabilities           2,430      5,860      5,217      5,235      4,101      3,780
                                             --------   --------   --------   --------   --------   --------
Total Non Current Liabilities                  39,132     83,822     89,407     79,158     38,551     38,266
                                             --------   --------   --------   --------   --------   --------
Total Liabilities                              60,529    115,269    119,137    116,828    107,838    102,550

Total Stockholders' Equity                     27,946     28,968     29,493     28,317     20,123     20,844
                                             ========   ========   ========   ========   ========   ========
Total Liabilities and Stockholders' Equity     88,475    144,237    148,630    145,145    127,961    123,395

Source: Company reports

[UNI-MART LOGO]                        13          BOENNING & SCATTERGOOD, INC.

FIXED CHARGES COVERAGE AND LEVERAGE

                       OPERATING INCOME / INTEREST EXPENSE
                               (1999-LTM 1/1/2004)

                                  [BAR GRAPH]

1999                    01.19x
2000                     1.26x
2001                     1.10x
2002                     0.66x
2003(a)                  0.67x
1/1/2004                 0.85x

                               FISCAL YEAR ENDED SEPTEMBER 30,
                               -------------------------------           LTM JAN. 1,
($ IN THOUSAND)          1999      2000     2001     2002    2003(a)       2004(a)
---------------         ------    ------   ------   ------   -------       -------
EBIT                    $  767    $7,073   $8,545   $4,447   $4,247        $5,300
Interest Expense         3,951     5,621    7,797    6,726    6,341         6,237
                        ------    ------   ------   ------   ------        ------
EBIT /Interest Expense    0.19x     1.26X    1.10x    0.66X    0.67x         0.85x
                        ------    ------   ------   ------   ------        ------

(a) In the 3rd quarter of 2003 the Company reclassified certain assets as discontinued operations. As a result of this transaction, deprecation expense was reduced.

Source: Company reports

                  HISTORICAL TOTAL DEBT / TOTAL CAPITALIZATION
                                 (199-1/1/2004)

                                  [BAR GRAPH]

1999            57.1%
2000            72.8%
2001            74.1%
2002            74.2%
2003            79.3%
1/1/2004        79.0%

                                                                                  AS OF SEPTEMBER 30,
                                                                                  -------------------             JANUARY 1,
($ IN THOUSAND)                                                 1999       2000       2001      2002     2003       2004
---------------                                                ------    -------    -------   -------   ------     ------
Revolving Credit                                                1,800         --         --     5,867    5,705      7,875
Current Maturities of Long-Term Debt                              959      2,233      2,920     3,212   36,934     35,853
Current Obligations Under Capital Leases                          264        386        391       113      122         95
Long-Term Debt, Less Current Maturities                        33,265     74,220     80,912    71,912   34,358     34,398
Obligations Under Capital Leases, Less Current Maturities         876        786        361       214       92         88
                                                               ------    -------    -------   -------   ------     ------
Total Debt                                                     37,164     77,624     84,584    81,318   77,211     78,309
Equity                                                         27,946     28,968     29,493    28,317   20,123     20,844
                                                               ------    -------    -------   -------   ------     ------
Total Capitalization                                           65,110    106,593    114,077   109,635   97,334     99,153
                                                               ------    -------    -------   -------   ------     ------
Total Debt/Total Capitalization                                  57.1%      72.8%      74.1%     74.2%    79.3%      79.0%
                                                               ------    -------    -------   -------   ------     ------

[UNI-MART LOGO]                   14                BOENNING & SCATTERGOOD, INC.

HISTORICAL CASH FLOW STATEMENTS

                                                                       FISCAL YEAR ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------------  YTD JAN. 1,
($ IN THOUSAND)                                             1999        2000       2001        2002        2003        2004
--------------                                           ---------   ---------   ---------   ---------   ---------   ---------
Cash Flows from Operating Activities
Cash received from customers and others                  $ 250,706   $ 348,513   $ 418,400   $ 410,392   $ 296,999   $  81,520
Cash paid to suppliers and employees                      (247,105)   (329,222)   (410,275)   (396,579)   (289,099)    (83,762)
Net receipts for sales and purchases of trading equity
  securities                                                    --          --          --          --          --          --
Dividends and interest received                                112         108          77          45          30           6
Interest paid                                               (3,641)     (5,100)     (7,527)     (6,637)     (3,193)       (775)
Income taxes received (paid)                                   691          45        (152)         21          32          16
Discontinued Operations                                         --          --          --          --         203         378
Net Cash Provided (Used) by Operating Activities               763      14,344         523       7,242       4,971      (2,617)

Cash Flows from Investing Activities
Acquisition of business                                         --     (42,745)         --          --          --          --
Receipts from sale of capital assets                         2,313         993         394         559          29          --
Receipts from sale of discontinued operations                   --          --          --          --       1,530         491
Purchase of property, equipment, and other assets           (4,800)     (7,036)    (10,402)     (2,868)     (2,137)       (385)
Note receivable from officer                                   111          60          60          60         360          --
Cash advanced for intangible and other assets                 (509)       (191)       (207)       (177)       (276)         --
Cash received for intangible and other assets                  239         633          66          69          --          37
                                                         ---------   ---------   ---------   ---------   ---------   ---------
Net Cash Provided (Used) by Investing Activities            (2,646)    (48,286)    (10,089)     (2,357)       (493)        142

Cash Flows from Financing Activities
Borrowings (payments) on revolving credit agreement         (1,700)       (656)      4,615         109        (162)      2,171
Additional long-term borrowings                                722      42,238       5,197          --          --          --
Principal payments on debt                                  (1,026)     (1,710)     (3,065)     (3,599)     (4,200)     (1,131)
Purchases of treasury stock                                     (9)         --          --          --          --          --
Proceeds from issuance of common stock                           3           8          12          31           3           1
Dividends paid to stockholders                                  --          --          --          --          --          --
                                                         ---------   ---------   ---------   ---------   ---------   ---------
Net Cash (Used) by Financing Activities                     (2,011)     39,880       6,759      (3,459)     (4,360)      1,041

Net Increase (Decrease) in Cash                             (3,894)      5,938      (2,807)      1,426         118      (1,434)
                                                         =========   =========   =========   =========   =========   =========
Cash Beginning                                           $   5,838   $   1,944   $   7,882   $   5,075   $   6,501   $   6,619
Cash Ending                                              $   1,944   $   7,882   $   5,075   $   6,501   $   6,619   $   5,185

Source: Company reports

[UNI-MART LOGO]                   15                BOENNING & SCATTERGOOD, INC.

SHARE TRADING HISTORY

                      UNI-MARTS PRICE / VOLUME PERFORMANCE
                               (1/1/00 - 1/22/04)


[Line graph entitled "Uni-Marts Price / Volume Performance" is omitted. The line graph depicts Uni-Marts' price and volume performance from January 1, 2000 to January 22, 2004. The announced hiring of a financial advisor on April 1, 2002, and the period following announcement of the letter of intent with HFL Corp. (June 3, 2003) through the day after the announcement of the termination of the letter of intent with HFL (June 19, 2003) are noted.]


          MARKET STATISTICS
          -----------------
Market Price on 1/22/04        $ 1.76
52-Week High Price             $ 2.26
52-Week Low Price              $ 0.98
Avg. Daily Volume (52 Week)     2,293

          OFFER STATISTICS
          ----------------
Offer Price Per Share            $ 2.25
Premium to Current Market Price   27.8%
Premium to 52-Week High Price      (0.4)%
Premium to 52-Week Low Price      129.6%

Source: Bloomberg

[UNI-MART LOGO]                   16                BOENNING & SCATTERGOOD, INC.

QUARTERLY SHARE PRICE HISTORY

                                                                   PRICE                                   VOLUME
                                                                   -----                                   ------
         CALENDAR YEAR          OPEN     CLOSE     MID       HIGH        LOW       AVERAGE CLOSE      TOTAL      AVERAGE DAILY
         -------------          ----     -----     ---       ----        ---       -------------      -----      -------------
1999     1st Quarter            2.75      2.38     2.75      3.00        2.25           2.72         150,700         3,140
         2nd Quarter            2.31      1.88     1.88      2.38        1.38           1.89         321,200         5,948
         3rd Quarter            1.88      1.25     1.50      1.94        1.13           1.54         264,700         5,190
         4th Quarter            1.13      0.81     0.97      1.63        0.69           1.06         666,700        12,821

2000     1st Quarter            0.81      2.38     1.56      4.25        0.75           1.55         627,100        10,629
         2nd Quarter            2.50      2.00     2.13      2.81        1.94           2.20         239,400         4,128
         3rd Quarter            2.00      2.00     2.03      2.38        1.75           2.05         185,500         3,710
         4th Quarter            1.88      1.50     1.81      2.13        1.38           1.80         262,000         5,458

2001     1st Quarter            1.44      1.86     1.95      2.30        1.50           1.94         162,200         3,244
         2nd Quarter            1.86      1.80     1.85      1.99        1.75           1.85         169,500         3,852
         3rd Quarter            1.80      2.30     2.20      2.99        1.75           2.11         364,300         6,874
         4th Quarter            2.30      2.51     2.30      3.10        1.80           2.39         235,000         3,790

2002     1st Quarter            2.50      2.59     2.59      3.20        1.59           2.55         539,300         9,298
         2nd Quarter            2.65      2.60     2.76      3.10        2.25           2.77         200,600         3,519
         3rd Quarter            2.59      1.43     1.52      2.64        1.18           1.75         155,500         3,110
         4th Quarter            1.43      1.49     1.30      1.50        1.07           1.31         164,500         3,290

2003     1st Quarter            1.25      1.12     1.26      1.40        0.98           1.21          83,700         1,947
         2nd Quarter            1.12      1.80     1.45      2.26        1.10           1.57         173,400         3,400
         3rd Quarter            1.75      1.45     1.57      1.94        1.35           1.59         121,700         2,340
         4th Quarter            1.45      1.56     1.61      1.94        1.41           1.64         157,900         2,820

2004     1st Quarter (1/22/04)  1.51      1.76     1.60      2.10        1.40           1.62          53,200         3,800
                                                           Offer Price to Shareholders $2.25

Source: Bloomberg

[UNI-MART LOGO]                   17                BOENNING & SCATTERGOOD, INC.

HISTORICAL MARKET VALUATION

                 IMPLIED ENTERPRISE VALUE TO EBITDA MULTIPLE(a)
                               (6/1/00 - 1/22/04)


[Line graph entitled "Implied Enterprise Value to EBITDA Multiple" is omitted. The line graph depicts the historical implied enterprise value to EBITDA multiples from June 1, 2000 to January 22, 2004. The implied enterprise value is equal to the market capitalization plus cash less funded debt. Market capitalization is based on Uni-Marts' daily closing price multiplied by the number of shares outstanding. The historical implied enterprise value to EBITDA multiples range from a high of 8.15x to a low of 4.73x over the period covered by the graph. The historical implied enterprise value to EBITDA multiple is plotted against an implied enterprise value to EBITDA multiple of 7.9x calculated using the merger consideration of $2.25 per share. The announced hiring of a financial advisor on April 1, 2002, and the period following announcement of the letter of intent with HFL Corp. (June 3, 2003) through the day after the announcement of the termination of the letter of intent with HFL (June 19, 2003) are noted.]


(a) Results from Q3 2000 through Q2 2001 are pro forma results that include the impact of the Orloski acquisition.

Sources: Company reports and Bloomberg

[UNI-MART LOGO]                   18                BOENNING & SCATTERGOOD, INC.

SHARE TRADING HISTORY

                           1 YEAR INDEXED PERFORMANCE
                              (1/23/03 - 1/22/04)

[Line graph entitled the "1 Year Indexed Performance" is omitted. The line graph depicts the year-to-date cumulative returns on Uni-Marts' common stock from January 23, 2003 to January 22, 2004 measured by the percentage increase or decrease of Uni-Marts' common stock price from the beginning of the measurement period to the end of the measurement period, compared to the cumulative returns of the Wilshire Total Market Index and a comparable company index. The Wilshire Total Market Index measures performance of all United States headquartered equity securities with readily available price data. The comparable company index is an index created by Boenning & Scattergood, Inc. consisting of the companies utilized in the Comparable Company Analysis. Specifically, these companies are: 7-Eleven, Inc., Alimentation Couche-Tard, Inc. (B Shares), Bowlin Travel Centers, Inc., Casey's General Stores, Inc., The Kroger Co. and The Pantry, Inc. The cumulative total returns for the period from January 23, 2003 to January 22, 2004 for Uni-Marts' common stock, the Wilshire Total Market Index and the comparable company index are 36.4%, 32.8% and 102.1%, respectively.]


                           3 YEAR INDEXED PERFORMANCE
                              (1/23/03 - 1/22/04)

[Line graph entitled the "3 Year Indexed Performance" is omitted. The line graph depicts the period-to-date cumulative returns on Uni-Marts' common stock from January 23, 2001 to January 22, 2004 measured by the percentage increase or decrease of Uni-Marts' common stock price from the beginning of the measurement period to the end of the measurement period, compared to the cumulative returns of the Wilshire Total Market Index and a comparable company index. The Wilshire Total Market Index measures performance of all United States headquartered equity securities with readily available price data. The comparable company index is an index created by Boenning & Scattergood, Inc. consisting of the companies utilized in the Comparable Company Analysis. Specifically, these companies are: 7-Eleven, Inc., Alimentation Couche-Tard, Inc. (B Shares), Bowlin Travel Centers, Inc., Casey's General Stores, Inc., The Kroger Co. and The Pantry, Inc. The historical cumulative returns for the period from January 23, 2001 to January 22, 2004 for Uni-Marts' common stock, the Wilshire Total Market Index and the comparable company index are -6.1%, -11.3% and 77.9%, respectively.]


                           5 YEAR INDEXED PERFORMANCE
                              (1/23/99 - 1/22/04)

[Line graph entitled the "5 Year Indexed Performance" is omitted. The line graph depicts the period-to-date cumulative returns on Uni-Marts' common stock from January 23, 1999 to January 22, 2004 measured by the percentage increase or decrease of Uni-Marts' common stock price from the beginning of the measurement period to the end of the measurement period, compared to the cumulative returns of the Wilshire Total Market Index and a comparable company index. The Wilshire Total Market Index measures performance of all United States headquartered equity securities with readily available price data. The comparable company index is an index created by Boenning & Scattergood, Inc. consisting of the companies utilized in the Comparable Company Analysis. Specifically, these companies are: 7-Eleven, Inc., Alimentation Couche-Tard, Inc. (B Shares), Bowlin Travel Centers, Inc., Casey's General Stores, Inc., The Kroger Co. and The Pantry, Inc. The historical cumulative returns for the period from January 23, 1999 to January 22, 2004 for Uni-Marts' common stock, the Wilshire Total Market Index and the comparable company index are -40.1%, -1.1% and 96.8%, respectively.]



Source: Bloomberg

[UNI-MART LOGO]                   19                BOENNING & SCATTERGOOD, INC.

OWNERSHIP SUMMARY

                                                               COMMON SHARES             OPTIONS               TOTAL OWNERSHIP
                                                           ---------------------   ------------------        --------------------
HOLDER                                  AFFILIATION         NUMBER           %       NUMBER       %            NUMBER         %
------                                  -----------        ---------      ------   ---------    -----        ---------      -----
OFFICERS AND DIRECTORS (a):
   Daniel D. Sahakian (b)               Director           1,014,308       14.1%      31,000      2.6%       1,045,308       12.4%
   Henry D. Sahakian (b)                Chairman & CEO       837,530       11.6%      79,667      6.7%         917,197       10.9%
   Ara M. Kervandjian                   President (c)         59,309        0.8%      50,000      4.2%         109,309        1.3%
   N. Gregory Petrick                   EVP and CFO            5,062        0.1%      48,333      4.1%          53,395        0.6%
   Herbert C. Graves                    Director              25,785        0.4%      20,000      1.7%          45,785        0.5%
   Gerold C. Shea                       Director              13,285        0.2%      20,000      1.7%          33,285        0.4%
   Stephen B. Krumholz                  Director              11,960        0.2%      20,000      1.7%          31,960        0.4%
   Frank R. Orloski, Sr.                Director              15,635        0.2%      11,500      1.0%          27,135        0.3%
   Jack G. Najarian                     Director               9,840        0.1%      15,000      1.3%          24,840        0.3%
   Anthony S. Regensburg                Director               9,840        0.1%      15,000      1.3%          24,840        0.3%
                                                           ---------      -----    ---------    -----        ---------      -----
                                                           2,002,554       27.8%     310,500     26.0%       2,313,054       27.5%
BENEFICIAL OWNERS (a):

   Linda Ordoukhanian                                        838,468       11.6%           -      0.0%         838,468       10.0%
   HP Limited Partnership                                    701,000        9.7%           -      0.0%         701,000        8.3%
   Dimensional Fund Advisors, Inc.                           477,100        6.6%           -      0.0%         477,100        5.7%
                                                           ---------      -----    ---------    -----        ---------      -----
                                                           2,016,568       28.0%           -      0.0%       2,016,568       24.0%

OTHER OWNERSHIP                                            3,183,857       44.2%     882,833     74.0%       4,066,690       48.4%
                                                           ---------      -----    ---------    -----        ---------      -----

TOTAL OWNERSHIP                                            7,202,979      100.0%   1,193,333    100.0%       8,396,312      100.0%

(a) As reported in Uni-Marts' Def 14A filed January 21, 2003 with the exception of M. Michael Arjmand who resigned in September 2003.

(b)   Includes 139,450 shares of 278,900 shares held by HFL Corporation.

(c)   The Company announced Mr. Kervandjian's promotion to President in April
      2003.

Source: Company reports.

[UNI-MART LOGO]                   20                BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

                        1.    COMPARABLE COMPANY ANALYSIS

                        2.    Comparable Transactions Analysis

                        3.    Discounted Cash Flow Analysis

                        4.    Financial Sponsor Analysis

                        5.    Premiums Paid Analysis

                        6.    Liquidation Analysis

[UNI-MART LOGO]                   21                BOENNING & SCATTERGOOD, INC.

COMPARABLE COMPANY OVERVIEW*

(All data is as of most recent quarter (LTM) except for store count. See footnote (a))

                                    LTM
                                  REVENUE                CONVENIENCE                    FRANCHISE STORES
                                  ($MMS)   TOTAL STORES  STORES (a)   STORES W/ GAS (a)       (a)           AREAS OF OPERATION
                                  -------  ------------  -----------  ----------------  ---------------- --------------------------
The Kroger Co.                    $53,227       4,215          798          N/A(b)                    97 Midwest, PA South and West
The Pantry, Inc. (c)                2,877       1,385        1,385          N/A                     None          Southeast
Casey's General Stores, Inc.        2,279       1,345        1,345          1,345                     55           Midwest
7-Eleven, Inc.                     10,968      25,515       25,515          2,444                  3,300        Nationwide and
                                                                                              Franchised        International
                                                                                        19,700 Licensed
Bowlin Travel Centers, Inc.            22          11           11             11                   None    Arizona, New Mexico
Alimentation Couche-Tard, Inc.(d)   2,881       2,580        2,580          1,002                    N/A    Canada and Midwest
                                  -------      ------       ------          -----                  ----- --------------------------
      Uni-Marts, Inc. (e)             471         286          223            235                      3       Mid-Atlantic
                                  -------      ------       ------          -----                  ----- --------------------------

      (a) All store count information as most recently reported in company filings.

      (b)   Company SEC filings indicate that most convenience stores sell gas.

      (c) Does not consider the Company's acquisition of Golden Gallon on 10/20/03. Total stores as of 9/25/03, stores with gas as of 6/26/03.

      (d) Does not consider the Company's acquisition of Circle K Corp. on 12/17/03.

      (e)   Considers stores classified as discontinued operations.

                                        LTM          LTM GAS     LTM MERCHANDISE    LTM GAS         LTM           LTM GAS
                                     MERCHANDISE      SALES       GROSS PROFIT    GROSS PROFIT    MERCHANDISE      GROSS
                                     SALES($MMS)     ($MMS)          ($MMS)         ($MMS)      GROSS MARGIN      MARGIN
                                     -----------     ------          ------         ------      ------------      ------
The Kroger Co.                            N/A         N/A              N/A            N/A           N/A             N/A
The Pantry, Inc. (a)                   $1,037       $1,813           $  351          $147          33.9%            8.1%
Casey's General Stores, Inc.              842        1,402              316           107          37.5%            7.6%
7-Eleven, Inc.                          7,613        3,355            2,612           326          34.3%            9.7%
Bowlin Travel Centers, Inc.                 9           10                5             1          57.4%           10.6%
Alimentation Couche-Tard, Inc. (b,c)      503          701              166            55          32.9%            7.8%
                                       ------       ------           ------          ----          ----            ----
        Uni-Marts, Inc. (d)               221          248               66            19          30.0%            7.8%
                                       ------       ------           ------          ----          ----            ----

      (a) Does not consider the Company's acquisition of Golden Gallon on 10/20/03.

      (b) Merchandise and gas sales (and margins) only consider Company's U.S. sales. All Canadian Dollars converted to US Dollars using exchange rate as of 1/22/04.

      (c) Does not consider the Company's acquisition of Circle K Corp. on 12/17/03.

      (d)   Considers stores classified as discontinued operations.

*See Appendix B for descriptions of comparable companies.

Source: Company reports

[UNI-MART LOGO]                   22                BOENNING & SCATTERGOOD, INC.

COMPARABLE COMPANY ANALYSIS

(USD, $000s, except for per share data)

                                                                            LTM GROSS
COMPANY                                  TICKER                LTM SALES     PROFIT       LTM EBITDA        LTM EBIT
--------------------------------------   -----------------   -----------   -----------   ------------     -----------
The Kroger Co.                           KR                  $53,226,900   $14,213,700    $ 3,650,900     $ 2,479,900
7-Eleven, Inc.                           SE                   10,967,891     2,938,141        402,642         102,946
Alimentation Couche-Tard, Inc. (a,b)     ATDb.TO/ATDa.TO       2,880,557       632,490        134,114          95,112
Casey's General Stores, Inc.             CASY                  2,279,004       428,499        129,932          81,546
The Pantry, Inc.                         PTRY                  2,876,720       525,176        128,268          72,987
Bowlin Travel Centers, Inc.              BWTL.OB                  21,594         7,950          1,484             762
                                                             -----------   -----------    -----------     -----------
                                          High               $53,226,900   $14,213,700    $ 3,650,900     $ 2,479,900
                                          Median             $ 2,878,638   $   578,833    $   132,023     $    88,329
                                          Low                $    21,594   $     7,950    $     1,484     $       762
                                                             -----------   -----------    -----------     -----------
                                                             -----------   -----------    -----------     -----------
UNI-MARTS, INC. (IMPLIED VALUES)          UNI                $   471,142   $    86,926    $    11,423     $     5,300
                                                             -----------   -----------    -----------     -----------

                                                                LTM NET      LTM GROSS  LTM EBITDA   LTM NET
COMPANY                                  TICKER                  INCOME      MARGIN(%)  MARGIN(%)    MARGIN(%)
--------------------------------------   -----------------     -----------   --------   --------    ---------
The Kroger Co.                           KR                    $ 1,180,340      26.7%      6.9%         2.2%
7-Eleven, Inc.                           SE                         86,310      26.8%      3.7%         0.8%
Alimentation Couche-Tard, Inc. (a,b)     ATDb.TO/ATDa.TO            58,062      22.0%      4.7%         2.0%
Casey's General Stores, Inc.             CASY                       43,497      18.8%      5.7%         1.9%
The Pantry, Inc.                         PTRY                       17,734      18.3%      4.5%         0.6%
Bowlin Travel Centers, Inc.              BWTL.OB                       488      36.8%      6.9%         2.3%
                                                               -----------     -----       ---       ------
                                          High                 $ 1,180,340      36.8%      6.9%         2.3%
                                          Median               $    50,779      24.3%      5.2%         2.0%
                                          Low                  $       488      18.3%      3.7%         0.6%
                                                               -----------     -----       ---       ------
                                                               -----------     -----       ---       ------
UNI-MARTS, INC. (IMPLIED VALUES)          UNI                 ($       947)     18.5%      2.4%          NM
                                                               -----------     -----       ---       ------

(USD, $000s, except for per share data)

                                                            STOCK PRICE AS   %OF 52 WEEK  EQUITY MARKET   ENTERPRISE  DEBT/TOTAL
COMPANY                                  TICKER               OF 1/22/04          HIGH           CAP.        VALUE(c)     CAP.(%)
--------------------------------------   ----------------   --------------  ------------  -------------  -----------------------
The Kroger Co.                           KR                  $  18.660         94.7%      $  14,060,310  $22,352,910     66.4%
7-Eleven, Inc.                           SE                     16.660         85.4%          2,125,316    3,693,175     83.8%
Alimentation Couche-Tard, Inc. (a,b)     ATDb.TO/ATDa.TO        18.666         98.8%          1,665,989    1,811,535     33.0%
Casey's General Stores, Inc.             CASY                   17.520         92.5%            876,301      997,258     29.2%
The Pantry, Inc.                         PTRY                   21.500         78.3%            437,912      978,069     81.5%
Bowlin Travel Centers, Inc.              BWTL.0B                 1.750         87,5%              8,021       10,537     25.8%
                                                             -------------  -------       -------------  --------------------
                                                                 High          98.8%      $  14,060,310  $22,352,910     83.8%
                                                               Median          90.0%      $   1,271,145  $ 1,404,396     49.7%
                                                                 Low           78.3%      $       8,021  $    10,537     25.8%
                                                             -------------  -------       -------------  --------------------
-------------------------------------   -----------------    -------------  -------       -------------  --------------------
UNI-MARTS, INC. (IMPLIED VALUES)        UNI                  $   2.250         99.6%      $      16,661  $    89,784     79.0%
-------------------------------------   -----------------    -------------  -------       -------------  --------------------

                                                                 ENTERPRISE MULTIPLES(c)          EQUITY MULTIPLES
                                                              -----------------------------  -------------------------
                                                                           LTM               BOOK
COMPANY                                  TICKER               LTM SALES   EBITDA   LTM EBIT  VALUE   LTM P/E  2004 P/E(D)
--------------------------------------   ----------------     ---------  -------  ---------  ------  -------  ----------
The Kroger Co.                           KR                      0.4x      6.1x      9.0x     3.3x     11.9x     12.4x
7-Eleven, Inc.                           SE                      0.3x      9.2x     35.9x     6.3x     24.6x     19.5x
Alimentation Couche-Tard, Inc. (a,b)     ATDb.TO/ATDa.TO         0.6x     13.5x     19.0x     4.4x     28.7x     18.0x
Casey's General Stores, Inc.             CASY                    0.4x      7.7x     12.2x     2.0x     20.1x     17.8x
The Pantry, Inc.                         PTRY                    0.3x      7.6x     13.4x     3.3x     24.7x     17.0x
Bowlin Travel Centers, Inc.              BWTL.OB                 0.5x      7.1x     13.8x     0.7x     16.4x        NA
                                                              -------    ------   -------    -----    ------    ------
                                                                 0.6x     13.5x     35.9x     6.3x     28.7x     19.5x
                                                                 0.4x      7.7x     13.6x     3.3x     22.4x     17.8x
                                                                 0.3x      6.1x      9.0x     0.7x     11.9x     12.4x
-------------------------------------   -----------------     -------    ------   -------    -----    ------    ------
UNI-MARTS, INC. (IMPLIED VALUES)        UNI                      0.2x      7.9x     16.9x     0.9x        NM        NM
-------------------------------------   -----------------     -------     -----   -------    -----    ------    ------

(a)   All data converted to U.S. Dollars using spot prices as of 1/22/04.

(b) Share price shown, % of 52 week high and 2004 EPS estimate based on Class B shares,

(c) Enterprise value equals equity purchase price plus net debt (debt and preferred stock, less cash and marketable securities).

(d)   Based on IBES mean estimates for calendar year 2004.

Source: Publicly filed SEC documents, Bloomberg.

[UNI-MARK LOGO]                   23                BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

                        1.    Comparable Company Analysis

                        2.    COMPARABLE TRANSACTIONS ANALYSIS

                        3.    Discounted Cash Flow Analysis

                        4.    Financial Sponsor Analysis

                        5.    Premiums Paid Analysis

                        6.    Liquidation Analysis

[UNI-MART LOGO]                   24                BOENNING & SCATTERGOOD, INC.

COMPARABLE TRANSACTIONS

Boenning analyzed acquisitions of independent companies that operate convenience stores and acquisitions of blocks of convenience stores:

      - Analyzed 13 transactions announced between January 1, 2000 and January 22, 2004:

($ IN MILLIONS)                                                      ENTERPRISE VALUE MULTIPLES            EQUITY VALUE MULTIPLES
                                                               ------------------------------------------- ----------------------
                                     Equity       Enterprise                   Ltm               Number of                Ltm Net
                                 Purchase Price   Value (a)    Ltm Sales     Ebitda   Ltm Ebit  Stores (b)  Book Value    Income
                                 --------------   ---------    ---------     ------   --------  ----------  ----------    ------
High                                 $830.0         $839.1        0.6 x       9.5 x     16.0 x      1.36 x     25.8 x     22.6 x
MEDIAN                                 70.6           60.4        0.1 x       5.4 x      8.4 x      0.33 x      3.4 x     15.5 x
Low                                    16.9           16.9        0.1 x       2.7 x      4.2 x      0.05 x      1.2 x     12.5 x
                                     ------         ------        ---         ---       ----        ----        ---       ----
Number of Data Points                    13             13          7           6          3          13          3          3
                                     ------         ------        ---         ---       ----        ----        ---       ----
IMPLIED UNI-MARTS, INC. VALUES        $18.4         $ 89.8        0.2 x       7.9 x     16.9 x      0.31 x      0.9 x       NM

      (a) Enterprise value equals equity purchase price plus net debt (debt and preferred stock,less cash and marketable securities).

      (b)   Does not include franchised stores

Sources: Mergerstat, Bloomberg, Company reports

[UNI-MART LOGO]                   25                BOENNING & SCATTERGOOD, INC.

COMPARABLE TRANSACTIONS

DATE ANNOUNCED                                                                                         ENTERPRISE VALUE MULTIPLES
                                                                                                       --------------------------
                                                                                EQUITY
($ MILLIONS)                                                                   PURCHASE ENTERPRISE            LTM     LTM
DATE ANNOUNCED        BUYER               SELLER       SELLER DESCRIPTION       PRICE    VALUE (A) LTM SALES EBITDA   EBIT STORES(B)
--------------        -----               ------       ------------------       -----    --------- --------- ------   ---- ---------
 11/25/2003    WHP Holdings Corp.  White Hen          230 store chain in         45.0      45.0       NA       NA      NA    0.20 x
                                   Pantry (Clark      Chicago and New England
                                   Retail
                                   Enterprises
                                   Inc.)

  10/6/2003    Alimentation Couche Circle K           Operator of convenience   830.0     839.1       NA      5.4 x    NA    0.50 x
               Tard                Corporation        stores
               Inc                 (ConocoPhillips)

  8/25/2003    Pantry Inc (The)    Golden Gallon      Operates fuel servicing   187.0     187.0      0.5 x    6.1 x  8.4 x   1.36x
                                   (Royal Ahold       convenience stores
                                   NV)

  7/28/2003    Alimentation        Clark Retail Group Owns and operates          24.5      24.5      0.2 x    5.4 x    NA    0.57 x
               Couche-Tard         Inc                gasoline service
               Inc.                                   stations and convenience
                                                      stores

   2/7/2003    Sunoco, Inc.        Marathon Ashland   Speedway SuperAmerica     140.0     140.0       NA       NA      NA    0.73 x
                                   Petroleum LLC      convience stores

 10/21/2002    Mariaz Financial    Fas Mart           Operates convenience       39.0      39.0      0.1 x     NA      NA    0.23 x
               Group/Polar         Convenience        stores, delis, and
               Investments Ltd     Stores Inc         gas stations

  7/29/2002    Alimentation        Dairy Mart         287 Convenience stores     79.5      79.5      0.1 x     NM      NM    0.28 x
               Couche Tard Inc     Convenience        in the Midwest and
                                   Stores             Southeast

  5/16/2001    Alimentation        Johnson Oil        Owner and operator of      74.8      74.8      0.1 x    2.7 x  4.2 x   0.33 x
               Couche Tard Inc     Company, Inc.      the BigFoot convenience
                                                      store chain

   5/1/2001    United Refining Co. Country Fair, Inc. Operator of convenience    16.9      16.9       NA       NA      NA    0.25 x
                                                      stores

  4/17/2001    Delek Group Ltd     The Williams Cos   Operates a chain          147.0     147.0       NA       NA      NA    0.74 x
                                   Inc                of convenience stores

   2/1/2001    Sunoco, Inc.        The Coastal Corp.  Retail gasoline outlets    59.0      59.0       NA       NA      NA    0.12 x

  11/3/2000    Lukoil              Getty Petroluem    Operates 1,300 filling     70.6      60.4      0.1 x    5.0 x    NM    0.05 x
                                   Marketing          stations and
                                                      convenience stores

  2/24/2000    Uni-Marts Inc       Orloski Service    43 convenience stores in   42.7      45.2      0.6 x    9.5 x  16.0x   1.05x
                                    Station Inc        Pennsylvania

                                                                              EQUITY VALUE MULTIPLES
                                                                              ----------------------
($ MILLIONS)                                                                               LTM NET
DATE ANNOUNCED        BUYER               SELLER       SELLER DESCRIPTION      BOOK VALUE  INCOME
--------------        -----               ------       ------------------      ----------  ------
 11/25/2003    WHP Holdings Corp.  White Hen          230 store chain in           NA         NA
                                   Pantry (Clark      Chicago and New England
                                   Retail
                                   Enterprises
                                   Inc.)

  10/6/2003    Alimentation Couche Circle K           Operator of convenience       NA        NA
               Tard                Corporation        stores
               Inc                 (ConocoPhillips)

  8/25/2003    Pantry Inc (The)    Golden Gallon      Operates fuel servicing       NA     22.6 x
                                   (Royal Ahold       convenience stores
                                   NV)

  7/28/2003    Alimentation        Clark Retail Group  Owns and operates            NA        NA
               Couche-Tard         Inc                gasoline service
               Inc.                                   stations and convenience
                                                      stores

   2/7/2003    Sunoco, Inc.        Marathon Ashland   Speedway SuperAmerica          NA       NA
                                   Petroleum LLC      convience stores

 10/21/2002    Mariaz Financial    Fas Mart           Operates convenience           NA       NA
               Group/Polar         Convenience        stores, delis, and
               Investments Ltd     Stores Inc         gas stations

  7/29/2002    Alimentation        Dairy Mart         287 Convenience stores         NM       NM
               Couche Tard Inc     Convenience        in the Midwest and
                                                      Southeast Stores

  5/16/2001    Alimentation        Johnson Oil        Owner and operator of         3.4 x  12.5 x
               Couche Tard Inc     Company, Inc.      the BigFoot convenience
                                                      store chain

   5/1/2001    United Refining Co. Country Fair, Inc. Operator of convenience        NA       NA

  4/17/2001    Delek Group Ltd     The Williams Cos   stores Operates a chain        NA       NA
                                   Inc                of convenience stores

   2/1/2001    Sunoco, Inc.        The Coastal Corp.  Retail gasoline outlets        NA       NA

  11/3/2000    Lukoil              Getty Petroluem    Operates 1,300 filling        1.2 x     NM
                                   Marketing          stations and
                                                      convenience stores

  2/24/2000    Uni-Marts Inc       Orloski Service    43 convenience stores in     25.8 x  15.5 x
                                    Station Inc        Pennsylvania


(a) Enterprise value equals equity purchase price plus net debt (debt and preferred stock, less cash and marketable securities).

(b)   Does not include franchised stores.

Sources: Mergerstat, Bloomberg. Company reports

[UNI-MART LOGO]                   26                BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

                        1.    Comparable Company Analysis

                        2.    Comparable Transactions Analysis

                        3.    DISCOUNTED CASH FLOW ANALYSIS

                        4.    Financial Sponsor Analysis

                        5.    Premiums Paid Analysis

                        6.    Liquidation Analysis

[UNI-MART LOGO]                   27                BOENNING & SCATTERGOOD, INC.

DISCOUNTED CASH FLOW ANALYSIS

      When preparing the discounted cash flow model, Boenning made the following assumptions:

-     Examined 2 scenarios projected by Uni-Marts management:

      -     Divestiture of 128 stores

      -     No material divestitures

- Discount rate used is Uni-Marts' Weighted Average Cost of Capital, which was calculated to be 10.56%.

- Analysis performed the discounted cash flow analysis using two terminal value calculation methods:

      - Exit EBITDA Multiple - Multiple implied by comparable transactions analysis.

      - Perpetual Growth Method - Growth rate of 1.25% in "No Store Divestitures" scenario and 1.17% used in "Divestures" scenario (management estimates).

($ in thousands)

NO DIVESTITURES

                                 Actual - Fiscal Year Ended                      Projected - Fiscal Year Ended
                             ----------------------------------   ----------------------------------------------------------
                              Sep-01      Sep-02       Sep-03      Sep-04       Sep-05      Sep-06      Sep-07      Sep-08
                             ---------   ---------    ---------   ---------    ---------   ---------   ---------   ---------
INCOME STATEMENT:
Sales Growth                      21.1%       (3.0%)       12.0%       (2.9%)        1.2%        1.3%        1.3%        1.3%
Gross Margin                      21.4        21.7%        19.0%       18.7%        19.0%       19.0%       19.0%       19.0%
Operating Margin                   2.0%        1.1%         0.9%        1.0%         0.7%        0.8%        0.8%        0.8%
BALANCE SHEET:
Capital Expenditures         $   7,036   $  10,402    $   2,868   $   2,000    $   2,000   $   2,000   $   2,000   $   2,000
Sales /A/R                        69.2        56.1         74.1        73.8         60.0        60.0        60.0        60.0
COGS /Inventory                   20.4        17.4         18.4        18.3         18.0        18.0        18.0        18.0
Accounts Payable /Inventory        113%         88%          94%         98%          80%         80%         80%         80%

DIVESTITURES

                              Actual - Fiscal Year Ended                         Projected - Fiscal Year Ended
                          ----------------------------------   ----------------------------------------------------------
                           Sep-01      Sep-02       Sep-03      Sep-04       Sep-05      Sep-06      Sep-07      Sep-08
                          ---------   ---------    ---------   ---------    ---------   ---------   ---------   ---------
INCOME STATEMENT:
Sales Growth                   21.1%       (3.0%)       12.0%      (35.8%)       (8.6%)       1.2%        1.2%        1.2%
Gross Margin                   21.4%       21.7%        19.0%       20.6%        18.3%       18.2%       18.3%       18.3%
Operating Margin                2.0%        1.1%         0.9%        1.6%         2.5%        2.4%        2.3%        2.1%
BALANCE SHEET:
Capital Expenditures      $   7,036   $  10,402    $   2,868   $   2,000    $   2,000   $   2,000   $   2,000   $   2,000
Sales /A/R                     69.2        56.1         74.1        60.0         60.0        60.0        60.0        60.0
COGS /Inventory                20.4        17.4         18.4        22.2         18.0        18.0        18.0        18.0
Accounts Payable /
Inventory                       113%         88%          94%         76%          80%         80%         80%         80%

[UNI-MART LOGO]                        28           BOENNING & SCATTERGOOD, INC.

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

($ IN MILLIONS)                    CURRENT   DILUTED    TOTAL EQUITY          TOTAL           DEBT/     UN-    % OF TOTAL  WTD.AVG.
                                    PRICE   SHARES OUT.    MARKET     TOTAL   MARKET   RAW    MARKET  LEVERED    MARKET     UNLEV.
COMPARABLE COMPANY                (1/22/04) (THOUSANDS)   CAPITAL      DEBT   CAPITAL  BETA  CAPITAL  BETA (A)   CAPITAL     BETA
------------------                --------- ----------- ------------ -------- -------  ----  -------  -------- ----------  --------
Kroger Co                         $   18.66   753,500    $  14,060   $  8,427 $22,488  1.01    59.9%   0.71      74.2%       0.53
Pantry Inc/The                        21.50    20,368          438        592   1,030  0.77   135.2%   0.39       3.4%       0.01
Casey's Genera! Stores Inc            17.52    50,017          876        179   1,055  0.66    20.4%   0.58       3.5%       0.02
7-Eleven Inc                          16.66   127,570        2,125      1,737   3,863  1.16    81.7%   0.74      12.7%       0.09
Bowlin Travel Centers Inc              1.75     4,583            8          4      12  0.21    47.2%   0.16       0.0%       0.00
Alimentation Couche Tard Inc (b)      18.98    87,776        1,666        187   1,853  1.02    11.2%   0.94       6.1%       0.06
                                                         ---------   -------- -------  ----          ------     -----        ----
TOTAL                                                    $  19,174   $ 11,126 $30,300                           100.0%       0.71
                                                         ---------   -------- -------  ----          ------     -----        ----
Comparable Group Wtd, Avg.
Unlevered Beta:                                               0.71
Industry Debt / Equity ratio (c)                             73.89%
Implied Levered Industry Beta (a)                             1.08
                                                         ---------
DERIVATION OF WEIGHTED AVERAGE
COST OF CAPITAL

Cost of Equity                                          Cost of Debt
Risk Free Rate (e)                     3.96%            Risk Free Rate (e)                      3.96%
Equity Risk Premium (f)                6.00%            Spread to Risk Free Debt
Small Company Equity Risk                               (B rated debt) (i)                      4.39%
 Premium (g)                           3.61%            Marginal Tax Rate (j)                  30.00%
Cost of Equity (CAPM) (h)             14.05%            After Tax Cost of Debt (k)              5.84%

Debt /Total Cap. Ratio (I)                                   42.49%
MARKET BASED WEIGHTED AVERAGE
  COST OF CAPITAL (d)                                        10.56%
Specify Company Risk Premium (m)                              0.00%
                                                         ---------
WEIGHTED AVERAGE COST OF
 CAPITAL (WACC)                                              10.56%
                                                         =========

NOTES:

(a) Beta (L) = [1+ (1-Tax Rate)* Debt / Equity] * Beta (U)

(b) Stock price equal to weighted avg. price of Class A and B shares. Shares outstanding equal to sum of Class A and B shares.

(c) Composite debt / equity ratio of companies with SIC codes starting with 54, per Ibbotson's Cost of Capital 2003 Yearbook, data through June 2003.

(d) WACC = [Cost of Debt* (1-Tax Rate) * (Debt/Tot. Cap.)] + [Cost of Equity* (1 - Debt/Tot. Cap.)].

(e) 10-year U.S. Treasury rate as of January 22, 2004.

(f) Per Ibbotson's Stocks, Bonds, Bills and Inflation 2003 Yearbook.

(g) Size premium for micro-cap stock, per Ibbotson's Stocks, Bonds, Bills and Inflation 2003 Yearbook.

(h) Cost of Equity = Risk Free Rate + (Implied Levered Beta * Equity Risk Prem.) + Size Premium.

(i) Spread for 10 year B- rated U.S. industrial bonds per Bloomberg as of January 22, 2004.

(j) Uni-Mart's long-term tax rate per management.

(k) After Tax Cost of Debt = (Risk Free Rate + Spread to Risk Free Debt)* (1-Tax
Rate).

(i) Composite debt /tot. capital ratio of companies with SIC codes starting with 54, per Ibbotson.

(m) Boenning assessment based on specific company and industry risk factors.

Note: Uni-Marts' beta and capital ratios were not used because the Company's stock is illiquid and its current capital structure is not indicative of a normal structure.

Sources: Ibbotson Associates: Stocks, Bonds, Bills, and Inflation 2003 Yearbook; Ibbotson Associates: Cost of Capital Yearbook, Data Through June 2003; Shannon
P. Pratt; Bloomberg.

[UNI-MART LOGO]                        29           BOENNING & SCATTERGOOD, INC.

DISCOUNTED CASH FLOW ANALYSIS - NO STORE DIVESTITURES

DISCOUNTED CASHFLOW PROJECTION

                                                                Year Ending September 30,
                                               -------------------------------------------------------------
              ($ in thousands)                   2004         2005         2006         2007         2008
              ----------------                 ---------    ---------    ---------    ---------    ---------
Sales                                          $ 445,323    $ 450,842    $ 456,499    $ 462,298    $ 468,242
Cost of Goods Sold                               361,828      365,118      369,612      374,617      379,435
                                               ---------    ---------    ---------    ---------    ---------
Gross Profit                                   $  83,495    $  85,724    $  86,887    $  87,681    $  88,807
Operating Expenses                                78,945       82,374       83,387       84,158       85,281
                                               ---------    ---------    ---------    ---------    ---------
  Operating Income (EBIT)                      $   4,550    $   3,350    $   3,500    $   3,523    $   3,526
Other Expenses                                         -            -            -            -            -
                                               ---------    ---------    ---------    ---------    ---------
  Pretax Income                                $   4,550    $   3,350    $   3,500    $   3,523    $   3,526
Income Tax Provision                               1,365        1,005        1,050        1,057        1,058
                                               ---------    ---------    ---------    ---------    ---------
  Operating Profit (after tax)                 $   3,185    $   2,345    $   2,450    $   2,466    $   2,468

Adjustments to Operating Profit:
  Depreciation & Amortization                      4,594        6,872        6,376        5,607        5,158
  Changes in Working Capital                       1,118       (6,487)        (144)        (152)        (153)
  Capital Expenditures                            (2,000)      (2,000)      (2,000)      (2,000)      (2,000)
                                               ---------    ---------    ---------    ---------    ---------
Net Adjustments to Cash Flow                       3,712       (1,615)       4,232        3,455        3,005
  Free Cash Flows                              $   6,897    $     730    $   6,682    $   5,921    $   5,474
                                               =========    =========    =========    =========    =========

  Periodic Discount Rate             10.56%        10.56%       10.56%       10.56%       10.56%       10.56%

  Discounting Time Period (Years)                   1.00         2.00         3.00         4.00         5.00

  Discount Factor                                  1.106        1.222        1.352        1.494        1.652
                                               ---------    ---------    ---------    ---------    ---------
  PRESENT VALUE OF FREE CASH FLOWS             $   6,238    $     597    $   4,944    $   3,962    $   3,313
                                               =========    =========    =========    =========    =========

Note: Interest expense is excluded for calculation of Free Cash Flows.

[UNI-MART LOGO]                        30           BOENNING & SCATTERGOOD, INC.

DISCOUNTED CASH FLOW ANALYSIS - NO STORE DIVESTITURES

($ IN THOUSANDS)

PERPETUAL GROWTH MODEL

DISCOUNT RATE USED                              10.56%

Assumed Perpetuity Growth Rate (a)               1.25%
Terminal Value based on Year 5 Cashflow      $ 59,510
Discount Factor                                 1.652
                                             --------
Net Present Value of Terminal Value          $ 36,020
Net Present Value of Free Cash Flows         $ 19,054

TOTAL NET PRESENT VALUE OF CASH FLOWS        $ 55,073

Total Debt (As of Sep. 30, 2003)              (77,211)
Cash on Balance Sheet (As of Sep. 30, 2003)     6,619
Cash From Options                                   0
                                             --------
Equity Value                                ($ 15,519)
Diluted Shares Outstanding                      7,196
                                             --------
IMPLIED PRICE PER SHARE                     ($   2.16)

SENSITIVITY ANALYSIS:

                    Perpetuity Growth Rate
         --------------------------------------------
          0.25%    0.75%     1.25%    1.75%     2.25%
         ------   ------    ------   ------    ------
 8.56%   63,859   66,892    70,341   74,295    78,876
 9.56%   56,880   59,195    61,787   64,711    68,036
10.56%   51,259   53,069    55,073   57,305    59,805
11.56%   46,636   48,080    49,665   51,410    53,344
12.56%   42,767   43,939    45,214   46,608    48,137

EXIT MULTIPLE MODEL

DISCOUNT RATE USED                                                        10.56%

Adjusted EBITDA Year 5                                                 $  8,684
Assumed Exit EBITDA Multiple (b)                                            5.4 x
                                                                       --------
Terminal Value based on 2008 EBITDA                                    $ 46,894
Discount Factor                                                           1.652
                                                                       --------
Net Present Value of Terminal Value                                    $ 28,384
Net Present Value of Free Cash Flows                                   $ 19,054

TOTAL NET PRESENT VALUE OF CASH FLOWS                                  $ 47,437

Total Debt (As of Sep. 30, 2003)                                        (77,211)
Cash on Balance Sheet (As of Sep. 30, 2003)                               6,619
Cash From Options                                                             0
                                                                       --------
Equity Value                                                          ($ 23,155)
Diluted Shares Outstanding                                                7,196
                                                                       --------
IMPLIED PRICE PER SHARE                                               ($   3.22)

SENSITIVITY ANALYSIS:

                      Exit EBITDA Multiple
         --------------------------------------------
          4.4 x    4.9 x     5.4 x    5.9 x     6.4 x
         ------   ------    ------   ------    ------
 8.56%   45,424   48,303    51,182   54,061    56,941
 9.56%   43,761   46,511    49,262   52,012    54,762
10.56%   42,181   44,809    47,437   50,065    52,694
11.56%   40,679   43,191    45,703   48,216    50,728
12.56%   39,249   41,652    44,055   46,458    48,860

(a) Management estimated value.

(b) Exit EBITDA multiple is the median EBITDA multiple from the comparable transactions analysis.

[UNI-MART LOGO]                        31           BOENNING & SCATTERGOOD, INC.

DISCOUNTED CASH FLOW ANALYSIS - DIVESTITURES

DISCOUNTED CASHFLOW PROJECTION

                                                                                       Year Ending September 30,
                                                                    ----------------------------------------------------------
                          ($ in thousands)                            2004         2005        2006        2007        2008
------------------------------------------------------------------  ---------    ---------   ---------   ---------   ---------
Sales                                                               $ 294,299    $ 269,081   $ 272,195   $ 275,386   $ 278,658
Cost of Goods Sold                                                    233,626      219,891     222,535     225,005     227,678
                                                                    ---------    ---------   ---------   ---------   ---------
    Gross Profit                                                    $  60,673    $  49,190   $  49,660   $  50,381   $  50,980
Operating Expenses                                                     55,832       42,360      43,221      44,101      44,998
                                                                    ---------    ---------   ---------   ---------   ---------
    Operating Income (EBIT)                                         $   4,841    $   6,830   $   6,439   $   6,280   $   5,982

Other Expenses                                                         (5,463)           -           -           -           -
                                                                    ---------    ---------   ---------   ---------   ---------
    Pretax Income                                                   $  10,304    $   6,830   $   6,439   $   6,280   $   5,982

Income Tax Provision                                                    3,091        2,049       1,932       1,884       1,795
                                                                    ---------    ---------   ---------   ---------   ---------
    Operating Profit (after tax)                                    $   1,750    $   4,781   $   4,507   $   4,396   $   4,187

Adjustments to Operating Profit:
    Depreciation & Amortization                                         5,017        3,665       3,715       3,765       3,816
    Changes in Working Capital                                         (1,564)       1,337         (81)        (81)        (84)
    Gain Due to Divestiture                                            39,864            -           -           -           -
    Capital Expenditures                                               (2,000)      (2,000)     (2,000)     (2,000)     (2,000)
                                                                    ---------    ---------   ---------   ---------   ---------
    Net Adjustments to Cash Flow                                       41,317        3,002       1,634       1,684       1,732
    Free Cash Flows                                                 $  43,067    $   7,783   $   6,141   $   6,080   $   5,919
                                                                    =========    =========   =========   =========   =========
    Periodic Discount Rate                               10.56%         10.56%       10.56%      10.56%      10.56%      10.56%

    Discounting Time Period (Years)                                      1.00         2.00        3.00        4.00        5.00
    Discount Factor                                                     1.106        1.222       1.351       1.494       1.652
                                                                    ---------    ---------   ---------   ---------   ---------
    PRESENT VALUE OF FREE CASH FLOWS                                $  38,953    $   6,367   $   4,544   $   4,069   $   3,583
                                                                    =========    =========   =========   =========   =========

Note: Interest expense is excluded for calculation of Free Cash Flows.

[UNI-MART LOGO]                        32           BOENNING & SCATTERGOOD, INC.

DISCOUNTED CASH FLOW ANALYSIS - DIVESTITURES

($ in thousands)

PERPETUAL GROWTH MODEL

DISCOUNT RATE USED                              10.56%

Assumed Perpetuity Growth Rate (a)               1.17%
Terminal Value based on Year 5 Cashflow      $ 63,762
Discount Factor                                 1.652
                                             --------
Net Present Value of Terminal Value          $ 38,595
Net Present Value of Free Cash Flows         $ 57,516

TOTAL NET PRESENT VALUE OF CASH FLOWS        $ 96,111

Total Debt (As of Sep. 30, 2003)              (77,211)
Cash on Balance Sheet (As of Sep. 30, 2003)     6,619
Cash From Options                               1,961
                                             --------
Equity Value                                 $ 27,480
Diluted Shares Outstanding                      8,251
                                             --------
IMPLIED PRICE PER SHARE                      $   3.33

SENSITIVITY ANALYSIS:

                   Perpetuity Growth Rate
        -----------------------------------------------
         0.17%      0.67%    1.17%     1.67%      2.17%
        -------   -------   -------   -------   -------
 8.56%  106,231   109,449   113,101   117,284   122,120
 9.56%   98,421   100,880   103,633   106,734   110,255
10.56%   92,052    93,979    96,111    98,483   101,137
11.56%   86,748    88,288    89,976    91,835    93,891
12.56%   82,252    83,503    84,864    86,350    87,979

EXIT MULTIPLE MODEL

DISCOUNT RATE USED                              10.56%

Adjusted EBITDA Year 5                       $  9,798
Assumed Exit EBITDA Multiple (b)                5.4 x
                                             --------
Terminal Value based on 2008 EBITDA          $ 52,909
Discount Factor                                 1.652
                                             --------
Net Present Value of Terminal Value          $ 32,026
Net Present Value of Free Cash Flows         $ 57,516

TOTAL NET PRESENT VALUE OF CASH FLOWS        $ 89,542

Total Debt (As of Sep. 30, 2003)              (77,211)
Cash on Balance Sheet (As of Sep. 30, 2003)     6,619
Cash From Options                               1,769
                                             --------
Equity Value                                 $ 20,719
Diluted Shares Outstanding                      8,184
                                             --------
IMPLIED PRICE PER SHARE                      $   2.53

SENSITIVITY ANALYSIS:

                      Exit EBITDA Multiple
         --------------------------------------------
          4.4 x    4.9 x     5.4 x    5.9 x     6.4 x
         ------   ------    ------   ------   -------
 8.56%   87,966   91,215    94,463   97,712   100,961
 9.56%   85,739   88,842    91,945   95,049    98,152
10.56%   83,611   86,576    89,542   92,507    95,473
11.56%   81,577   84,412    87,246   90,081    92,916
12.56%   79,631   82,342    85,053   87,764    90,475

(a) Management estimated value.

(c) Exit EBITDA multiple is the median EBITDA multiple from the comparable transactions analysis.

[UNI-MART LOGO]                        33           BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

1.    Comparable Company Analysis
2.    Comparable Transactions Analysis
3.    Discounted Cash Flow Analysis
4.    FINANCIAL SPONSOR ANALYSIS
5.    Premiums Paid Analysis
6.    Liquidation Analysis

[UNI-MART LOGO]                        34           BOENNING & SCATTERGOOD, INC.

FINANCIAL SPONSOR ANALYSIS

Boenning prepared a leveraged buyout model in order to analyze how much a financial sponsor (an investor that acquires companies for a limited time period in order to achieve a return) could pay for Uni-Marts, given Uni-Marts' balance sheet, market guidelines for acceptable levels of total debt to EBITDA, and average equity contributions in leveraged buyouts. This analysis resulted in a negative amount of equity contribution. As a result, Boenning examined the returns investors may receive based on the financial consideration offered by [BUYING GROUP] to shareholders.

When preparing the LBO model, Boenning made the following assumptions:

      -     Analysis examined two scenarios:

            -     Divestiture of 128 stores.

            -     No material divestitures.

      -     Projection assumptions:

            - Same Income Statement and Balance Sheet projections as used in the Discounted Cash Flow analysis.

      -     Cashflow assumptions:

            -     No cash dividends to common equity holders.

            -     Tax rate over the projection period assumed to be 30%.

      -     Debt assumptions:

            - Rates on senior facilities are based on Uni-Marts' existing facilities and market rates.

            - Uni-Marts borrows to the full extent of its borrowing base at closing, and borrows the maximum amount under its revolving line of credit over the projection period.

            - Average levels of subordinated debt to EBITDA in leveraged buyouts are currently approximately 1.5 times, and average levels of total debt to EBITDA are 3.5 - 4.0 times.

            - Average expected subordinated debt rates of returns are currently 15% - 25%.

      -     Equity assumptions:

            - Average equity contributions to leveraged buyouts are currently approximately 35% - 45%.

            - Average expected private equity rates of return are currently 30% - 40%.

            - Management typically receives between 0%-10% of the equity in a leveraged buyout.

[UNI-MART LOGO]                        35           BOENNING & SCATTERGOOD, INC.

FINANCIAL SPONSOR ANALYSIS - NO STORE DIVESTITURES

($ in thousands)

SOURCES OF FUNDS:

                               $          %
                             -------    -----
Term Loan A                  $10,000     10.4%
Revolver Cash Borrowings      15,000     15.5%
Revolver Adv. for LOCs             0      0.0%
Term Loan B                        0      0.0%
CapEx Facility                     0      0.0%
Subordinated Debt             12,000     12.4%
Preferred Equity                   0      0.0%
Common Equity                 59,592     61.7%
                             -------    -----
  Total                      $96,592    100.0%
                             =======    =====


LEVERAGE & COVERAGE RATIOS:

                                                           PROJECTED - FISCAL YEAR ENDING,
                                                ---------------------------------------------------
                                                SEP-04     SEP-05     SEP-06     SEP-07      SEP-08
                                                ------     ------     ------     ------      ------
Senior Funded Debt /EBITDA                       2.7x       2.3x       2.4x       2.5x        2.6x
Subordinated Debt /EBITDA                        1.3x       1.2x       1.2x       1.3x        1.4x
Total Funded Debt /EBITDA                        4.0x       3.5x       3.6x       3.8x        4.0x
EBITDA-Non-Fin Capex / Sr Debt Svc               4.2x       4.6x       4.2x       3.6x        3.3x
EBITDA-Non-Fin Capex /Total Debt Svc             2.3x       2.5x       2.4x       2.1x        1.9x
EBITDA-Non-Fin Capex / Fixed Charges             2.0x       2.5x       2.4x       2.1x        1.9x

USES OF FUNDS:

                                $          %
                             -------    ------
Repay Existing Senior Debt   $71,292     73.8%
Repay Existing Sub Debt            0      0.0%
Repay Existing Revolver        5,705      5.9%
Other                              0      0.0%
Other                              0      0.0%
Equity Purchase Price         18,390     19.0%
Proceeds from Options
  Exercise                    (1,745)    -1.8%
Transaction Expenses           2,950      3.1%
                             -------    -----
  Total                      $96,592    100.0%
                             =======    =====

DEBT AMORT. & INTEREST RATES:

                  AMORT    LIBOR   SPREAD  RATE    LOC     UNUSED   MAX AVAIL.
                 --------  -----   ------  ----    ----    ------   ----------
Term Loan A      20 years  1.12%   3.52%   4.64%    n/a     n/a          0
Revolver              n/a  1.12%   3.00%   4.12%   0.00%   0.00%    15,000
Term Loan B       5 years  1.12%   8.00%   9.12%    n/a     n/a          0
CapEx Facility    5 years  1.12%   3.75%   4.87%    n/a     n/a          0

                       CASH     PIK      RATE
                       ------   -----   ------
Subordinated Debt      12.00%   0.00%   12.00%
Preferred Equity        8.00%   0.00%    8.00%

Cash Interest                   1%
Cash Minimum Balance          100
Annual LIBOR Rate Adj.        0.5%
Avg. Balance Interest Calc.    Yes

IRR AND DILUTION SUMMARY:

                                                              POST-
                                                           TRANSACTION    EXERCISE
                                         IRR                 OWNERSHIP      PRICE
                               ------------------------    -----------    --------
Year 5 Exit EBITDA Multiple      4.4x     5.4x     6.4x

Subordinated Debt               16.4%    18.0%    19.5%       17.0%        $ 0.01
New Common Equity              -22.5%   -16.7%   -12.2%       83.0%             -
Management Options                nm       nm       nm         0.0%             -


PROPERTY, PLANT, & EQUIPMENT - COLLATERAL ASSUMPTIONS:

                                SOURCE    VALUE    ADVANCE   COLLATERAL
                                ------   -------   -------   ----------
Real Estate                       --     $97,845     75%      $73,384
Machinery & Equipment             --           -     75%            -
                                                              -------
                                                              $73,384
                                                              =======

REVOLVER AVAILABILITY AT CLOSING:

              BOOK VALUE   DISCOUNT   DISCOUNTED   ADVANCE   REVOLVER     CASH       LETTERS OF   EXCESS
                SEP-03        %         VALUE       RATE      AVAIL.    BORROWINGS    CREDIT      AVAIL.
              ----------   --------   ----------   -------   --------   ----------   ----------   ------
Receivables    $ 6,186        10.0%   $ 5,567         75.0%  $ 4,176
Inventory       20,167         5.0%    19,159         60.0%   11,495
               -------                -------                -------     -------       -----       -----
  Total        $26,353                $24,726                $15,671     $15,000       $   0       $ 671
               =======                =======                =======     =======       =====       =====

PRICE PER SHARE IMPLIED BY ANALYSIS:

Equity Purchase Price          $18,390
Shares Outstanding (Diluted)     8,174
                               -------
  Implied Price per Share      $  2.25

[UNI-MART LOGO]                       36            BOENNING & SCATTERGOOD, INC.

FINANCIAL SPONSOR ANALYSIS - DIVESTITURES

($ in thousands)

SOURCES OF FUNDS:

                               $          %
                             -------    -----
Term Loan A                  $10,000     10.3%
Revolver Cash Borrowings      15,000     15.5%
Revolver Adv. for LOCs             0      0.0%
Term Loan B                        0      0.0%
CapEx Facility                     0      0.0%
Subordinated Debt             15,000     15.5%
Preferred Equity                   0      0.0%
Common Equity                 56,622     58.6%
                             -------    -----
Total                        $96,622    100.0%
                             =======    =====


LEVERAGE & COVERAGE RATIOS:

                                                           PROJECTED - FISCAL YEAR ENDING,
                                                ---------------------------------------------------
                                                SEP-04     SEP-05     SEP-06     SEP-07      SEP-08
                                                ------     ------     ------     ------      ------
Senior Funded Debt /EBITDA                       2.5x       0.0x       0.0x       0.0x        0.0x
Subordinated Debt /EBITDA                        1.5x       1.4x       1.5x       1.5x        1.5x
Total Funded Debt /EBITDA                        4.0x       1.4x       1.5x       1.5x        1.5x
EBITDA-Non-Fin Capex / Sr Debt Svc               4.6x       0.3x         nm         nm          nm
EBITDA-Non-Fin Capex /Total Debt Svc             2.2x       0.3x       4.5x       4.5x        4.3x
EBITDA-Non-Fin Capex / Fixed Charges             1.4x       0.3x       2.7x       2.7x        2.7x

USES OF FUNDS:

                                $          %
                             -------    ------
Repay Existing Senior Debt   $71,292     73.8%
Repay Existing Sub Debt            0      0.0%
Repay Existing Revolver        5,705      5.9%
Other                              0      0.0%
Other                              0      0.0%
Equity Purchase Price         18,391     19.0%
Proceeds from Options
  Exercise                    (1,746)    -1.8%
Transaction Expenses           2,980      3.1%
                             -------    -----
  Total                      $96,622    100.0%
                             =======    =====

DEBT AMORT. & INTEREST RATES:

                  AMORT    LIBOR   SPREAD  RATE    LOC     UNUSED   MAX AVAIL.
                 --------  -----   ------  ----    ----    ------   ----------
Term Loan A      20 years  1.12%   3.52%   4.64%    n/a     n/a          0
Revolver              n/a  1.12%   3.00%   4.12%   0.00%   0.00%    15,000
Term Loan B       5 years  1.12%   8.00%   9.12%    n/a     n/a          0
CapEx Facility    5 years  1.12%   3.75%   4.87%    n/a     n/a          0

                        CASH     PIK     RATE
                       ------   -----   ------
Subordinated Debt      12.00%   0.00%   12.00%
Preferred Equity        8.00%   0.00%    8.00%

Cash Interest                   1%
Cash Minimum Balance          100
Annual LIBOR Rate Adj.        0.5%
Avg. Balance Interest Calc.    Yes

IRR AND DILUTION SUMMARY:


                                                              POST-
                                                           TRANSACTION    EXERCISE
                                         IRR                 OWNERSHIP      PRICE
                               ------------------------    -----------    --------
Year 5 Exit EBITDA Multiple    4.4x     5.4x     6.4x

Subordinated Debt               17.4%    18.0%    18.5%        7.1%        $ 0.01
New Common Equity                4.5%     7.0%     9.4%       92.9%            -
Management Options                nm       nm       nm         0.0%            -



PROPERTY, PLANT & EQUIPMENT - COLLATERAL ASSUMPTIONS:

                                SOURCE    VALUE    ADVANCE   COLLATERAL
                                ------   -------   -------   ----------
Real Estate                      ---     $97,845     75%      $73,384
Machinary & Equipment            --            -     75%            -
                                                              -------
                                                              $73,384
                                                              =======

REVOLVER AVAILABILITY AT CLOSING:

              BOOK VALUE   DISCOUNT   DISCOUNTED   ADVANCE   REVOLVER      CASH      LETTERS OF   EXCESS
                SEP-03        %         VALUE       RATE      AVAIL.    BORROWINGS     CREDIT     AVAIL.
              ----------   --------   ----------   -------   --------   ----------   ----------   ------
Receivables    $ 6,186      10.0%      $  5,567     75.0%    $  4,176
Inventory       20,167       5.0%        19,159     60.0%      11,495
              ----------              ----------             --------   ----------   ----------   ------
  Total        $26,353                 $ 24,726              $ 15,671    $15,000       $   0       $ 671

PRICE PER SHARE IMPLIED BY ANALYSIS:

Equity Purchase Price          $18,391
Shares Outstanding (Diluted)     8,174
                               -------
  Implied Price per Share      $  2.25

[UNI-MART LOGO]                       37            BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

1.    Comparable Company Analysis
2.    Comparable Transactions Analysis
3.    Discounted Cash Flow Analysis
4.    Financial Sponsor Analysis
5.    PREMIUMS PAID ANALYSIS
6.    Liquidation Analysis

[UNI-MART LOGO]                   38                BOENNING & SCATTERGOOD, INC.

PREMIUMS PAID ANALYSIS

Boenning analyzed the premiums paid to the prevailing share price in transactions with the following characteristics:

      - U.S. based targets which were acquired at equity values in the range of $10 to $35 million.

      - Transactions announced between January 1, 2001 through to January 22, 2004.

                                           TRANSACTION PREMIUM           UNI-MARTS, INC. IMPLIED
                                    --------------------------------            PREMIUM
                                      LOW        MEDIAN        HIGH        BASED ON OFFER PRICE
                                    --------------------------------     -----------------------
1 DAY BEFORE ANNOUNCEMENT           (78.0%)       34.2%       520.0%              27.8%
5 DAYS BEFORE ANNOUNCEMENT          (80.0%)       39.1%       520.0%              38.9%
30 DAYS BEFORE ANNOUNCEMENT         (88.4%)       49.6%       520.0%              33.1%

UNI-MARTS, INC.
Close 1 Day Prior (1/22/04)              $1.76
Close 5 Day Prior (1/15/04)               1.62
Close 30 Day Prior (12/9/03)              1.69

Source: Mergerstat

[UNI-MART LOGO]                   39                BOENNING & SCATTERGOOD, INC.

                                                                         TAB III

                                 CONSIDERATIONS

1.    Comparable Company Analysis
2.    Comparable Transactions Analysis
3.    Discounted Cash Flow Analysis
4.    Financial Sponsor Analysis
5.    Premiums Paid Analysis
6.    LIQUIDATION ANALYSIS

[UNI-MART LOGO]                   40                BOENNING & SCATTERGOOD, INC.

LIQUIDATION ANALYSIS

($ IN THOUSANDS)                                             REPORTED 1/1/2004        ADJS.         PRO FORMA 1/1/2004
----------------                                             -----------------        -----         ------------------
CURRENT ASSETS
CASH                                                         $       5,185               -          $       5,185
Accounts Receivable                                                  5,665          (1,416) (a)             4,248
Inventories                                                         19,196          (7,678) (b)            11,517
Prepaid and Current Deferred Taxes                                      41             (41) (c)                 -
Property and Equipment Held for Sale                                40,496               -  (d)            40,496
Prepaid Expenses and Other                                           1,029          (1,029) (c)                 -
                                                                 ---------       ---------              ---------
Total Current Assets                                                71,610         (10,164)                61,447

NON-CURRENT ASSETS
Net Property, Equipment and Improvements                            50,386         (21,358) (d)            29,028
Intangible Assets                                                      287            (287) (c)                 -
Other Assets                                                         1,111          (1,111) (c)                 -
                                                                 ---------       ---------              ---------
Total Non-Current Assets                                            51,784         (22,756)                29,028
                                                                 =========       =========              =========
Total Assets                                                       123,395         (32,920)                90,475
CURRENT LIABILITIES
Accounts Payable                                                    13,245               -                 13,245
Accrued Expenses                                                     7,217               -                  7,217
Revolving Credit                                                     7,875               -                  7,875
Current Maturities of Long-Term Debt                                35,853               -                 35,853
Current Obligations Under Capital Leases                                95               -                     95
                                                                 ---------       ---------              ---------
Total Current Liabilities                                           64,284               -                 64,284

NON CURRENT LIABILITIES

Long-Term Debt, Less Current Maturities                             34,398               -                 34,398
Obligations Under Capital Leases, Less Current Maturities               88               -                     88
Deferred Income and Other Liabilities                                3,780          (3,780) (e)                 -
Termination Costs                                                        -          22,175  (f)            22,175
                                                                 ---------       ---------              ---------
Total Non Current Liabilities                                       38,266          18,395                 56,661
                                                                 ---------       ---------              ---------
Total Liabilities                                                  102,550          18,395                120,945

Total Stockholders' Equity                                          20,844         (51,315)               (30,471)
                                                                 =========       =========              =========
Total Liabilities and Net Worth                                    123,395         (32,920)                90,475
Shares Outstanding                                               7,202,979                              7,202,979
Book Value Per Share                                         $        2.89                         ($        4.23)

NOTES

(a) Discounted at Company's advance rate by lenders (75%).

(b) Discounted at Company's advance rate by lenders (60%).

(c) Would not be convertible into cash in a liquidation scenario.

(d) Company estimated value of real estate of $97,845 MM, plus 10% to estimate asking price, less 30% to estimate negotiated contract price, less 9% transaction costs. Plus $0.964 MM in other PP&E held for sale.

(e) These liabilities are captured in the estimated termination costs.

(f) Termination costs estimated by Company as follows:

($ in thousands)

Estimated operating lease payoff            $3,442
Estimated gas termination costs             11,010
Estimated debt prepayment costs              6,206
Estimated supply termination costs           1,517
                                           -------
Total                                      $22,175


Sources: Company reports and management assumptions.

[UNI-MART LOGO]                   41                BOENNING & SCATTERGOOD, INC.

                                                                           TAB A

                                   APPENDIX A

                                 FORM OF OPINION

[UNI-MART LOGO]                   42                BOENNING & SCATTERGOOD, INC.

FORM OF OPINION

January 26, 2004                                    BOENNING & SCATTERGOOD, INC.
                                                                ESTABLISHED 1914
                                                              INVESTMENT BANKING

Ad-Hoc Committee of The Board of Directors
Uni-Marts, Inc.
477 East Beaver Avenue
State College, Pennsylvania 16801-5690

Dear Sirs:

      We understand that Uni-Marts, Inc. (the "Company") and Green Valley Acquisition Co., LLC ("Purchaser"), entered into an Agreement and Plan of Merger dated January 26, 2004 (the "Merger Agreement") pursuant to which, upon the terms and subject to the conditions contained in the Merger Agreement, the Company shall be merged with and into the Purchaser (the "Transaction") and all of the issued and outstanding shares of common stock of the Company, par value $.10 per share (the "Shares"), other than shares held by shareholders of the Purchaser, shall be converted into the right to receive $2.25 per share in cash (the "Consideration").

      You have asked us whether, in our opinion, the Consideration to be received by holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

      Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, going-private transactions, private placements and valuations for various other purposes, and in the determination of the adequacy of consideration in such transactions. We have been retained by the Ad Hoc Committee of the Board of Directors (the "Committee") for the purpose of providing this opinion. We have not been authorized by the Company, the Committee or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for acquisition of all or any part of the Company. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, the Company. In the ordinary course of business, Boenning & Scattergood may actively trade the securities of the Company for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

      In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of the Company, and reviewed certain internal financial analyses and forecasts prepared by the management of the Company, (ii) reviewed a draft of the Merger Agreement, (iii) studied and analyzed the stock market trading history of the Company, (iv) considered the terms and conditions of the Transaction as compared with the terms and conditions of certain acquisition transactions involving operators of convenience stores and blocks of stores, (v) met and/or communicated with certain members of the Company's senior management to discuss its operations, historical financial statements and future prospects, and (vi) conducted such other financial analyses, studies and investigations as we deemed appropriate.

        4 Tower Bridge - 200 Barr Harbor Drive - Suite 300 - West Conshohocken
       - PA 19428-2979 (610)832-1212 - (800)883-1212 - FAX (610) 832-5301

                                Member NASD, SIPC

Ad-Hoc Committee of The Board of Directors
January 26, 2004
Page 2

      Our opinion is given in reliance on information and representations made or given by the Company, and its officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued or provided to us by the Company including financial statements, financial projections and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning the Company or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted a physical inspection of any properties or facilities of the Company. We have not made or obtained any independent evaluation or appraisal of any of the properties or facilities of the Company. Additionally, we assume that the Transaction is in all respects lawful under applicable law.

      With regard to financial and other information relating to the general prospects of the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the management of the Company as to the Company's most likely future performance. We have also assumed, with your consent, that the Merger Agreement and related documents that we reviewed will conform in all material respects to their final form.

      Our opinion is based upon information provided to us by the management of the Company, as well as market, economic, industry, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Transaction and is provided for the information and assistance of the Committee. Our opinion does not constitute a recommendation to the Committee and does not constitute a recommendation to the Company's shareholders as to whether how such shareholders should vote on the Transaction.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                              Sincerely,

                                              BOENNING & SCATTERGOOD, INC.

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

                                                                           TAB B

                                   APPENDIX B

                         COMPARABLE COMPANY DESCRIPTIONS

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

COMPARABLE COMPANY ANALYSIS - DESCRIPTIONS

COMPANY                       TICKER     DESCRIPTION
-------                       ------     -----------
Alimentation Couche Tard Inc  ATD/A CN   Alimentation Couche-Tard Inc. operates a network of 24-hour convenience stores in Canada and the United States. The Company offers a variety of food and other products, fast-food services, lottery and gasoline sales, and automated banking machines.

Bowlin Travel Centers Inc       BWTL     Bowlin Travel Centers, Inc. operates travel centers dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. The
                                         Company's travel centers offer brand name food, gasoline, and a variety of unique
                                         Southwestern merchandise.

Casey's General Stores Inc      CASY     Casey's General Stores, Inc. operates convenience stores in the Midwest. The Company's stores operating under the name Casey's General Store, carry a selection of food, beverages, tobacco products, health and beauty aids, automotive products, and other non-food items, as well as sells gasoline.

Kroger Co                        KR      The Kroger Co. operates supermarkets and convenience stores in the United States. The
                                         Company also manufactures and processes food that its supermarkets sell. Kroger's stores operate under names such as Dillon Food Stores, City Market, Sav-Mor, Kwik Shop, and Mini
                                         Mart.

Pantry Inc/The                  PTRY     The Pantry, Inc. operates convenience stores in the southeastern United States. The
                                         Company's stores offer a variety of merchandise and gasoline, as well as ancillary services designed to appeal to the convenience needs of the customers. The Pantry's stores are located in Florida, North Carolina, South Carolina, Kentucky, Indiana, Tennessee, Virginia,
                                         and Georgia.

7-Eleven Inc                     SE      7-Eleven, Inc. operates, franchises, and licenses a convenience store chain on a worldwide basis. The Company's stores operate under the 7-ELEVEN name, as well as the Christy's
                                         Markets and Quik Marts names. 7-Eleven's stores are extended-hour retail stores, providing beverages, candy, fresh take-out foods, groceries, tobacco items, self-serve gasoline, lottery tickets, and other items.

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